UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No. __)

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Filed by a Party other than the Registrant [x]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[X]	Soliciting Material Pursuant to § 240.14a-12

ILLUMINA, INC.

(Name of Registrant as Specified In Its Charter)

ICAHN PARTNERS LP

ICAHN ONSHORE LP

ICAHN PARTNERS MASTER FUND LP

ICAHN OFFSHORE LP

ICAHN CAPITAL LP

IPH GP LLC

ICAHN ENTERPRISES HOLDINGS L.P.

ICAHN ENTERPRISES G.P. INC.

BECKTON CORP.

Matsumura Fishworks LLC

CARL C. ICAHN

Vincent J. Intrieri

Jesse A. Lynn

Andrew J. Teno

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On April 21, 2023, Carl C. Icahn and his affiliates issued an open letter regarding Illumina, Inc., a copy of which is filed herewith as Exhibit 1.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND HIs affiliates FROM THE STOCKHOLDERS OF illumina, inc. FOR USE AT ITS 2023 ANNUAL MEETING OF STOCKHOLDERS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF ILLUMINA, INC. AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE PRELIMINARY PROXY STATEMENT FILED BY CARL C. ICAHN AND HIS AFFILIATES WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 11, 2023. EXCEPT AS OTHERWISE DISCLOSED IN THE PRELIMINARY PROXY STATEMENT, THE PARTICIPANTS HAVE NO INTEREST IN ILLUMINA.

 Exhibit 1

Carl C. Icahn Issues Open Letter to
Shareholders of Illumina, Inc.

Sunny Isles Beach, Florida, April 21, 2023 -- Today, Carl C. Icahn released the following open letter to the shareholders of Illumina, Inc. (NASDAQ: ILMN).

______________________________________

Investor Contacts:

HKL & Co., LLC

Peter Harkins / Jordan Kovler

(212) 468-5390 / (212) 468-5384

pharkins@hklco.com / jkovler@hklco.com

CARL C. ICAHN

16690 Collins Avenue, Suite PH-1

Sunny Isles Beach, FL 33160

April 21, 2023

Dear Fellow Illumina Shareholders:

There is a widely held belief that there is no true corporate governance in this country and very few ways to hold directors accountable for their actions that result in losses for shareholders. Large index funds and mutual funds that hold massive ownership stakes, often quasi-control positions, are extremely reluctant to vote against incumbent board slates for fear of “upsetting the apple cart” or losing the access to management they deem so necessary. The cynical belief that poorly performing directors can rely on these large holders to shield them from accountability allows many boards to shirk their fiduciary responsibilities without consequence.

In this case, Illumina CEO Francis deSouza and his coterie of crony board members have destroyed $50 billion of shareholder value in their quixotic quest to acquire GRAIL over the explicit prohibition of European regulators. In doing so, they have put Illumina’s once great (and potentially great again) core business in jeopardy. When we pose open questions to Illumina’s directors, asking how they could justify their value destructive actions, we are greeted with a combination of silence and obfuscation. We believe the directors take this arrogant course of action because they assume they can act with impunity due to the protection afforded by large holders that will almost never vote against them.

For example, we have asked how the board of directors could justify closing the acquisition of GRAIL over the explicit prohibition from antitrust regulators. Rather than a direct response to our question, Illumina responds with pure obfuscation: “If Illumina loses the jurisdictional appeal, it will follow the terms of the final divestiture order expeditiously and in a manner that is in the best interest of shareholders.” Illumina’s answer leaves us with even more questions than we started with. Are the directors saying they won’t appeal the EU divestiture order (that they’ve already appealed)? What about the US divestiture order (that they’ve already appealed)? How long will Illumina fight the divestiture orders and what exactly does “expeditiously” mean? Why should shareholders trust that CEO Francis deSouza and this board will act in the best interest of shareholders when they have taken the unprecedented step of closing a deal over explicit regulatory prohibitions and decided to reward billions of dollars of shareholder value destruction with an 87% increase in CEO compensation? Why should shareholders trust CEO Francis deSouza when a California judge, in a proceeding relating to his divorce, found his “credibility suspect,” and said his testimony was “not to be trusted”? Why should shareholders trust CEO Francis deSouza when the Federal Trade Commission, in a proceeding relating to the GRAIL transaction, believed it was relevant to introduce into the record evidence that Mr. deSouza had violated a court order, as well as his fiduciary duty to his spouse, when he concealed his purchases of bitcoins and his use of intermediaries to make those purchases?

Stepping back, we don’t believe Illumina has ever made a convincing case for why the company should own GRAIL in the first place. Has GRAIL’s performance met Illumina’s initial expectations? What triggered the $4 billion write-down that occurred only months after the acquisition closed? Did CEO Francis deSouza and the board of directors pay $10 billion for GRAIL knowing that 1.5 years later it would generate only $100 million in revenue and lose $800 million in operating income per year? How does Illumina’s core business generate any synergies with GRAIL? Besides draining core Illumina of all of its cash flow, what “benefits” does GRAIL receive from a combination of the two entities? What benefits does core Illumina obtain, if any, from owning GRAIL?

In a second example of obfuscation, we have raised questions as to the involvement of CEO Francis deSouza in the makeup of Illumina’s board of directors. Illumina’s response is that “Francis has not nominated a single director to the Board” and that “Illumina’s Nominating/Corporate Governance Committee interviews and proposes candidates for consideration by the full board – not any single director.” By focusing narrowly on the term “nominate” and deflecting attention by referring to the purported involvement of a board committee, Illumina insults our intelligence and asks shareholders to believe that Mr. deSouza’s fingerprints are not all over the almost complete board makeover that has occurred since he became CEO. As just one example of the company’s implausible position, consider the curious matter of the relationship between Mr. deSouza and Illumina Chairman John Thompson. Mr. deSouza likely first met Mr. Thompson when Thompson’s Symantec acquired deSouza’s IMLogic in 2006, netting deSouza $10 million. The two overlapped at Symantec until John Thompson stepped down as CEO in 2009 and later as Chairman in 2011. Mr. deSouza was first hired at Illumina in 2013 and was eventually promoted to CEO in March 2016. Shortly after deSouza was named CEO of Illumina, John Thompson joined the board of directors of Illumina. The company now with a straight face asks us to believe that Thompson’s “nomination” was a mere coincidence and did not involve Mr. deSouza at all!

In a third example of obfuscation, we have asked why Illumina’s directors appear to have demanded additional insurance coverage prior to approving the decision to close the GRAIL acquisition over the objections of regulators – and why the disclosure of this highly unusual arrangement was made months after the fact. Illumina’s response was: “Illumina reviews its insurance annually and obtained appropriate coverage to reflect the Grail acquisition. All disclosures…were made in an appropriate, full, transparent, and timely manner consistent with SEC disclosure regulations.” It is insulting to the intelligence of shareholders that Illumina implies that this was just a routine, unsuspicious insurance renewal as opposed to an indication that the incumbent directors feared that approving the GRAIL transaction might subject them to enormous personal liability, in effect saying: “Nothing to see here.”

We think Illumina’s directors hope to continue to obfuscate the truth and never intend to answer these questions – because they believe they do not have to do so, as they assume they have the support of the index funds and large mutual funds. We believe, however, that the situation at Illumina could be a turning point for corporate governance. We believe the matters we have previously discussed – and Illumina’s refusal to address them – are so egregious that the index funds and large mutual funds will be hard pressed to justify voting in favor of the incumbent board.

If we are correct, the message sent here will hopefully begin to dispel the widely held belief that directors do not need to consider the views of shareholders when taking action.

Sincerely yours,

Carl C. Icahn

______________________________________

Additional Information and Where to Find It;

Participants in the Solicitation and Notice to Investors

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND HIS AFFILIATES FROM THE SHAREHOLDERS OF ILLUMINA, INC. (“ILLUMINA”) FOR USE AT ITS 2023 ANNUAL MEETING OF SHAREHOLDERS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO SHAREHOLDERS OF ILLUMINA AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE PRELIMINARY PROXY STATEMENT ON SCHEDULE 14A FILED BY ICAHN PARTNERS LP AND ITS AFFILIATES WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 11, 2023. EXCEPT AS OTHERWISE DISCLOSED IN THE SCHEDULE 14A, THE PARTICIPANTS HAVE NO INTEREST IN ILLUMINA.

Other Important Disclosure Information

SPECIAL NOTE REGARDING THIS COMMUNICATION:

THIS COMMUNICATION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A RECOMMENDATION, AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL SHARES.

THIS COMMUNICATION CONTAINS OUR CURRENT VIEWS ON THE VALUE OF ILLUMINA SECURITIES AND CERTAIN ACTIONS THAT ILLUMINA’S BOARD MAY TAKE TO ENHANCE THE VALUE OF ITS SECURITIES. OUR VIEWS ARE BASED ON OUR OWN ANALYSIS OF PUBLICLY AVAILABLE INFORMATION AND ASSUMPTIONS WE BELIEVE TO BE REASONABLE. THERE CAN BE NO ASSURANCE THAT THE INFORMATION WE CONSIDERED AND ANALYZED IS ACCURATE OR COMPLETE. SIMILARLY, THERE CAN BE NO ASSURANCE THAT OUR ASSUMPTIONS ARE CORRECT. ILLUMINA’S PERFORMANCE AND RESULTS MAY DIFFER MATERIALLY FROM OUR ASSUMPTIONS AND ANALYSIS.

WE HAVE NOT SOUGHT, NOR HAVE WE RECEIVED, PERMISSION FROM ANY THIRD-PARTY TO INCLUDE THEIR INFORMATION IN THIS COMMUNICATION. ANY SUCH INFORMATION SHOULD NOT BE VIEWED AS INDICATING THE SUPPORT OF SUCH THIRD PARTY FOR THE VIEWS EXPRESSED HEREIN.

OUR VIEWS AND OUR HOLDINGS COULD CHANGE AT ANY TIME. WE MAY SELL ANY OR ALL OF OUR HOLDINGS OR INCREASE OUR HOLDINGS BY PURCHASING ADDITIONAL SECURITIES. WE MAY TAKE ANY OF THESE OR OTHER ACTIONS REGARDING ILLUMINA WITHOUT UPDATING THIS COMMUNICATION OR

PROVIDING ANY NOTICE WHATSOEVER OF ANY SUCH CHANGES (EXCEPT AS OTHERWISE REQUIRED BY LAW).

FORWARD-LOOKING STATEMENTS:

Certain statements contained in this communication are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future performance or activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “should,” “may,” “will,” “objective,” “projection,” “forecast,” “management believes,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology.

Important factors that could cause actual results to differ materially from the expectations set forth in this communication include, among other things, the factors identified in Illumina’s public filings. Such forward-looking statements should therefore be construed in light of such factors, and we are under no obligation, and expressly disclaim any intention or obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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